LEASE AGREEMENT

This lease agreement made and entered into this 5 day of May, 1996, by and between PHEO MED LIMITED PARTNERSHIP a partnership organized under the laws of the State of Georgia, hereinafter referred to as LESSOR and LAKE FOREST HEALTH CARE CENTER, INC., a corporation organized under the laws of the State of Georgia, hereinafter referred to as LESSEE;

                            WITNESSETH

That for and in consideration of the mutual promises and benefits hereinafter stipulated and agreed to, the parties mutually agree and bind themselves as follows:

SECTION 1. Lease of Property. The Lessor hereby leases unto the Lessee and the Lessee hereby leases from the Lessor the premises described as follows:

that 60-bed licensed nursing home facility, located in Jacksonville, Florida commonly known as "Lake Forest Health Care Center" located at 1771 Edgewood Avenue, Jacksonville, Florida 32208, including all furnishings, equipment and attachments thereto. It is understood that the leased premises include such inventories, supplies and other items as are incident to the operation of the facility in accordance with the requirements of the Department of Human Resources, and that comparable inventories, supplies and other items will be returned to the Lessor upon the expiration of this lease.

SECTION 2.     Term of Lease.  The term of this lease shall commence on June
1,
1996, and the same shall continue for a period of ten(10) years thereafter, terminating at midnight on May 31, 2006,or until the same is sooner terminated according to the provisions hereinafter contained. At the expiration of the original term of this lease, Lessee shall have the option to renew upon a thirty (30) day written notice to Lessor prior to the expiration of the original term of this lease for an additional ten year period through May 31, 2012 at a rate to be mutually agreeable.

SECTION 3. Lease Payments. The Lessee shall pay to the Lessor as rental the sum of $25,000.00 on June 1, 1996 and at the 1st of every month thereafter up to and including May 1, 2006. The monthly Lease payments are due on the first day of each month beginning June 1, 1996, with the last payment due on May 1, 2006, or 2016, as the case may be.

SECTION 4. Supplies and Inventory. Lessee shall be permitted to utilize the inventory of consumable items located on the Property at the commencement of the term, including but not limited to food, beverages, medicines, drugs, linens and cleaning supplies and other items incident to the operation of the nursing home (collectively the "Supplies and Inventory") and Lessee shall replenish the Supplies and Inventory as they are consumed, and a comparable inventory of supplies shall be returned to the Lessor upon the expiration of this Lease.

SECTION 5. Payables and Receivables. (a) All accounts payables chargeable to the nursing home prior to the month of June, 1996 shall remain the liability of Lessor. Lessee shall accumulate such payables as received and forward to Lessor for payment within 10 days of receipt of same.

(b) Uncollected receivables prior to the month of June, 1996 will be received by Lessee and immediately forwarded to Lessor.

SECTION 6. Use and Operation. (a) The Lessee agrees to use and operate said property during the entire term of this lease as a nursing home and shall operate the same in a business like and professional manner as is generally acceptable and normal in the operation of a nursing home for the elderly. The same shall be open for business and in operation continuously each and every day for the entire term hereof unless otherwise mutually agreed upon in writing by the parties hereto. Provided, however, that the business office may be closed on Saturday and Sunday of each week, but such closure shall not prevent admission or dismissal of residents.

(b) The Lessee agrees that said premises shall at all times be kept and used in accordance with laws of the State of Florida, and the rules and regulations of the Florida Agency for Health Care Administration or any successor agency and in accordance with the ordinances, resolutions, rules, and regulations of all local, state, and federal governments. The Lessee will permit no waste, damage or injuries to the premises and at Lessee's own cost and expense will keep all drainage pipes free and open.

(c) The Lessee shall not make any alterations, additions, or improvements in and to the leased premises, including the improvements placed thereon by the Lessor, without the consent of the Lessor in writing first being had and obtained. The Lessor shall not withhold approval of any alterations, additions, or improvements required by the Florida Agency for Health Care Administration or any successor agency thereof for the continued use of the premises as a nursing home. Lessee will make appropriate alterations, additions, or improvements as may be required by the Florida Agency for Health Care Administration or any successor agency. All alterations, additions, or improvements made to the nursing home, and/or grounds, shall become a part of the leased premises and shall be and remain the sole property of the Lessor, subject to the terms of this lease.

(d) All personal property brought upon the leased premises during the term of this lease shall be at the risk of the Lessee. The Lessor shall not be liable for any damage, either to persons or to property, sustained by Lessee or others, caused by any defect in the leased premises or the sidewalks adjoining the same, now existing or hereafter arising therein, including any improvements placed thereon by Lessor or any part or appurtenance thereof, nor by reason of the same becoming out of repair, nor by reason of any bursting or leaking water, gas, steam or other pipes or from any act of neglect of employees, co-tenants or other occupants of said building or buildings, if any, or any other persons whomsoever, in and upon or about the leased premises or sidewalks adjoining the same, or the occurrence of any accident or event from whatever cause in and about the leased premises and the improvements thereon and sidewalks or areas adjoining the same. The Lessee agrees to defend and hold Lessor harmless from any and all lawful claims, demands, liabilities, or judgements for damages suffered or alleged to be suffered in or about the leased premises by any person, firm, or corporation, including reasonable costs incurred by Lessor in investigating and/or defending against the same in the event the Lessee does not do so.

(e) The Lessee shall keep the leased premises including all improvements therein free from any liens arising out of any work performed, material furnished or obligations incurred by Lessee. In the event Lessee becomes insolvent, voluntarily or involuntarily bankrupt, or if a receiver, assignee, or other liquidating officer is appointed for the business of Lessee, then Lessor may cancel this lease at Lessor's option.

(f) All signs or symbols placed in the windows or doors of the premises or upon any exterior part of the buildings on the leased premises by Lessee, shall be subject to the approval of Lessor. In the event Lessee shall place signs or symbols on the exterior of said building or in the windows or doors where they are visible from the street that are not satisfactory to the Lessor, the Lessor may immediately demand removal of said signs or symbols, and refusal of Lessee to comply with such demand within a period of ten (10) days shall constitute a breach of this lease and entitle Lessor to immediately recover possession of said premises in the manner provided by law.

(g) The Lessee agrees to immediately forward a copy of all licensure surveys, cost reports, any disciplinary action, fines or penalties, or default of any ary action, fines or penalties, or default of any